Exhibit 99.1
Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Third Quarter 2011 Financial Results
Monday, October 24, 2011 4:45 pm EDT

Company In Line with Third Quarter Guidance and Strengthens Balance Sheet

HAYWARD, Calif., October 24, 2011 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the third quarter of fiscal year 2011 ended September 30, 2011.

Revenue for the third quarter was $105.3 million, a decrease of 21.3% from the second quarter 2011 and a decrease of 11.1% from the same period a year ago.  Semiconductor revenue was 66% of total revenue for the third quarter compared to 74% in the previous quarter and revenue outside the US accounted for 28% of the total revenue for the third quarter compared to 31% for the previous quarter. Gross margin for the third quarter was 12.2%, compared to 14.2% for the second quarter 2011 and 14.5% for the third quarter a year ago.

The company recorded net income of $3.2 million, or $0.14 per share in the third quarter compared to net income of $7.0 million, or $0.30 per share in the second quarter of 2011 and net income of $6.7 million, or $0.29 per share for the third quarter of 2010.

Cash at the end of the third quarter 2011 was $37.9 million, an increase of $0.2 million from the prior quarter.  Net liquidity was $12.3 million, an increase of $0.9 million from the prior quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “Throughout the third quarter we experienced declining demand, primarily from our semiconductor equipment customers. Despite this industry wide challenge we were able to remain within our guidance for both revenue and earnings per share.  We are in the process of streamlining our operations with the goal of remaining profitable during this period of market softness. Our balance sheet is the strongest it has ever been and our cash position is at an all-time high.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “Revenue guidance for the fourth quarter 2011 is $75 million to $80 million, with earnings per share in the range of $0.00 to $0.02. This projection reflects continued declines in demand by our customers during the fourth quarter of 2011. We are forecasting a tax rate of 24% for the fourth quarter.”

Ultra Clean will conduct a conference call today, Monday, October 24, 2011, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 855-859-2056 (domestic) and 404-537-3406 (international). The confirmation number for the live broadcast and replay is 13115046 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our fourth quarter 2011 revenue and earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
Sales	$105,306	$118,486	$365,766	$322,831

Cost of goods sold	92,454	101,285	316,369	278,461

Gross profit	12,852	17,201	49,397	44,370

Operating expenses:
Research and development	1,252	1,455	4,294	3,951
Sales and marketing	1,679	1,861	5,754	4,923
General and administrative	5,611	5,359	17,359	15,781
Total operating expenses	8,542	8,675	27,407	24,655

Income from operations	4,310	8,526	21,990	19,715

Interest and other income (expense), net	(275)	(237)	(1,010)	(534)

Income before income taxes	4,035	8,289	20,980	19,181

Income tax provision	880	1,592	5,047	2,980

Net income	$3,155	$6,697	$15,933	$16,201

Net income per share:
Basic	$0.14	$0.31	$0.70	$0.75
Diluted	$0.14	$0.29	$0.68	$0.71

Shares used in computing net income per share:
Basic	22,804	21,891	22,666	21,702
Diluted	23,246	23,060	23,484	22,930

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	September 30,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$37,872	$34,654
Accounts receivable	47,670	54,589
Inventory	59,267	59,288
Other current assets	10,216	5,935
Total current assets	155,025	154,466

Equipment and leasehold improvements, net	10,293	8,971
Purchased intangibles, net	8,987	8,987
Other non-current assets	590	571
Total assets	$174,895	$172,995

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$3,071	$4,110
Accounts payable	26,931	45,957
Other current liabilities	11,506	7,654
Total current liabilities	41,508	57,721

Bank debt and other long-term liabilities	25,042	27,765
Total liabilities	66,550	85,486

Stockholders' equity
Common stock	104,362	99,459
Retained earnings (deficit)	3,983	(11,950)
Total stockholders' equity	108,345	87,509
Total liabilities and stockholders' equity	$174,895	$172,995